Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: April 20, 2016

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES CASH DIVIDEND

Catskill, NY – April 20, 2016.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of a quarterly cash dividend. The Company has paid a quarterly cash dividend of $0.185 per share (representing an annual rate of $0.74 per share) during calendar 2015, which, following the Company’s two-for-one stock split effective March 15, 2016, is equivalent to a quarterly cash dividend of $0.0925 per share (representing an annual rate of $0.37 per share).  The Board of Directors has approved the continuation of the quarterly cash dividend of $0.0925 per share on the Company’s common stock.

The cash dividend for the quarter ended March 31, 2016 will be paid to shareholders of record as of May 16, 2016, and is expected to be paid on or about May 31, 2016.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.4% of the Company’s outstanding common shares.  The MHC has historically waived its right to receive cash dividends from the Company.  However, for purposes of cash flow and liquidity, the MHC does not intend to waive its receipt of these dividends to be paid by the Company for the quarter ended March 31, 2016. The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.40 per share (post stock split) to be declared by the Company for the four quarters ending December 31, 2016.
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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

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